Exhibit 10.1

AMENDMENT
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of July 21, 2014, by and between Hancock Fabrics, Inc., a Delaware corporation (the “Company”), and Steven R. Morgan (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as its President and Chief Executive Officer pursuant to that certain Employment Agreement, dated as of November 7, 2011 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement to, among other things, extend the term of the Agreement and provide for the grant of a new equity award to the Executive, as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.            Section 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“2.     Term.    The term of Executive’s employment pursuant to this Agreement commenced on October 17, 2011 (the “Commencement Date”) and, unless terminated as set forth in Section 9, shall continue through October 17, 2018 (the “Initial Term”). Following the Initial Term, this Agreement shall be extended automatically for successive one (1) year periods (the Initial Term and any extensions being collectively referred to as the “Employment Term”). Notwithstanding the foregoing, Executive shall at all times be considered an “at will” employee (subject to the obligations set forth in this Agreement). Either party may terminate this Agreement as of the end of the then-current period by giving written notice at least sixty (60) days prior to the end of that period. Notwithstanding any termination of this Agreement or Executive’s employment, Sections 9 and 10 shall remain in effect until all obligations and benefits that accrued prior to termination are satisfied.”

2.            Section 4(e) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(e)

participation in a long-term incentive plan to be established by the Company, such plan to be adopted as soon as reasonably practicable and in all events not later than December 31, 2014 and to include such performance criteria and other terms and conditions as mutually agreed to by Executive and the Compensation Committee.”

3.            Section 5 of the Agreement is hereby renumbered Section 5(a), and a new Section 5(b) is hereby added to the Agreement to read in its entirety as follows:

“(b)

2014 Equity Incentive Grant.    Executive shall be granted 320,000 shares of restricted common stock, par value $0.01 per share, of the Company (the “2014 Restricted Stock Grant”), pursuant to the Stock Plan. The 2014 Restricted Stock Grant shall vest in four (4) equal installments, vesting on each of October 17, 2015, October 17, 2016, October 17, 2017 and October 17, 2018, subject to Executive’s continued employment with the Company through the applicable vesting date. Notwithstanding the foregoing, the 2014 Restricted Stock Grant shall become immediately vested upon a Change in Control Event (defined herein). The specific terms and conditions of the 2014 Restricted Stock Grant shall be subject to the terms of the Stock Plan, and shall be evidenced by an award agreement between Executive and the Company.”

4.            Section 10(a)(ii) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)

the Company shall pay Executive an amount equal to the sum of (x) three (3) times Executive’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Executive did not expressly consent in writing), and (y) three (3) times the average of the Annual Bonus paid or payable to Executive for the two (2) years ended immediately prior to the Date of Termination, annualized if prorated for any partial year (if the Annual Bonus was prorated) (such sum, the “Severance Amount”), as follows: (A) commencing within the period starting sixty (60) days following the Date of Termination and ending on February 28 of the year following the year in which the Date of Termination occurs, the Company shall pay in equal monthly installments 1/36th of the Severance Amount each month in such period, and (B) in a lump-sum payment on or before March 15 following the end of such period, the remaining unpaid balance of the Severance Amount;”

5.            Clause (A) of Section 10(a)(iv) of the Agreement and the second sentence of Section 10(c) of the Agreement are each hereby amended to include the 2014 Restricted Stock Grant.

6.            The first sentence of Section 11(a) of the Agreement is hereby amended to change the references to “two and one-half (2.5) times” in each of clauses (i) and (ii) of such sentence to “four (4) times.”

7.            Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.

8.            Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

9.            This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

HANCOCK FABRICS, INC.

By:	/s/ Sam Cortez
Sam Cortez
Chairman Compensation Committee

EXECUTIVE

/s/ Steven R. Morgan
Steven R. Morgan

3